Exhbit10.2

SETTLEMENT AND STOCK REDEMPTION AGREEMENT

This Settlement and Stock Redemption Agreement (this "Agreement") is executed by Phillips Family Limited Partnership ("Investor"), a South Dakota limited partnership; Carey M. Phillips ("Phillips"), a Florida resident; SailTech International, Inc. (the "Company"), a Nevada corporation; SailTech Design, Inc. ("SDIF"), a Florida corporation; and SailTech Design, Inc., ("SDIBC"), a British Columbia corporation, both direct or indirect subsidiaries of the Company (together, the "Subsidiaries" and, individually, a "Subsidiary"), Gunter Richtler and W. Barry Girling (together, the "Managing Shareholders"), to record their agreements regarding the redemption by the Company of Investor's shares of common stock of the Company and related matters.

BACKGROUND

Investor acquired 7,500,000 shares (the "SailTech Shares") of the common stock of the Company, par value $.001 per share, on September 12, 2002, for a purchase price of $1,500,000 pursuant to the terms of a Stock Purchase Agreement dated August 31, 2001, among Investor, Phillips, the Company, SDIF, SDIBC, and the Managing Shareholders (the "Stock Purchase Agreement"). Section 2.6 of the Stock Purchase Agreement grants to Investor the right and option (but not the obligation) to sell to the Company, and to require the Company to purchase from Investor, at any time during the period after the occurrence of an "Event of Default" (as defined in the Stock Purchase Agreement) and before the expiration date of the put option, any or all of the shares of common stock owned by Investor at a purchase price equal to the greater of $.75 U.S. or the last price at which the Company sold any shares of the Common Stock (the "Put Option"). The Stock Purchase Agreement defines an "Event of Default" to include the insolvency of the Company or any of the Subsidiaries. On Monday, July 1, 2002, Cortland Steck, an officer and director of the Company, notified the Board of Directors of the Company that SDIF is insolvent. On Monday, July 1, 2002, following receipt of Mr. Steck's notice of insolvency, Investor exercised the Put Option and demanded payment within ten business days thereafter. On execution of the Put Option by Investor, the Company also became insolvent. Investor also resigned on July 1, 2002, as an officer and director of the Company and the Subsidiaries. The amount of the Company's obligation to the Investor is $5,625,000 U.S.

As an insolvent corporation, the Company is not in a position to satisfy its obligation to Investor under the Put Option by the payment of cash consideration and is in default of its obligation to Investor. The Company's only practical alternative, without a negotiated settlement, is to file for protection under the federal bankruptcy laws. If that were to occur, the shareholders of the Company likely would not receive any return on their investment.

Accordingly, the Company and Investor have agreed to the redemption of the SailTech Shares for the amount of $25,000, and the Investor has agreed to cancel certain agreements that he has with the Company.

OPERATIVE PROVISIONS

The parties agree as follows:

1. Contract Interpretation.

A. Defined Terms. As used in this Agreement, the following capitalized terms have the respective definitions attributed to them:

"Agreement"means this Settlement and Stock Redemption Agreement among Investor, Phillips, the Company, the Subsidiaries, and the Managing Shareholders, as originally executed and subsequently amended.

"Beneficiary" and "Beneficiaries" have the meanings specified in section ____ (a) of this Agreement.

"Closing" means the consummation of the Transactions.

"Closing Date" means the date when the Transactions will be closed, which will be September 13, 2002, or any date before that when the payments required under sections 4 and 9 are made to Investor.

"Common Stock" means the common stock of the Company having a par value of $.001 per share.

"Company" means SailTech International, Inc., a Nevada corporation, and a party to this Agreement, and includes its successors in interest (by operation of law or otherwise).

"Execution Date"means August 29, 2002,.

"Indemnified Loss" and "Indemnified Losses" have the meanings indicated in paragraph 11(A) of this Agreement.

"Investor"means Phillips Family Limited Partnership, a South Dakota limited partnership, and a party to this Agreement, and includes its assignees and successors in interest (by operation of law or otherwise).

"License Agreement" means the License Agreement executed September 12, 2001, among Investor, Phillips, the Company, SDIF and SDIBC.

"Lien"means a restriction on the use or transferability of property and any claim or charge on any interest in property securing an obligation owed to, or claimed by, a person other than the owner of the property, whether the claim or charge exists by reason of statute, contract, or common law, and includes a construction lien, a lease, bailment, or consignment for security purposes, and a lien or security interest arising from a pledge, mortgage, indenture, encumbrance, hypothecation, trust receipt, deed of trust, conditional sale, security agreement, or collateral assignment.

"Losses" means all costs, losses, expenses, diminution in value, liabilities (whether fixed or contingent, known or unknown, direct or indirect, asserted or unasserted, accrued or unaccrued), and damages (whether punitive, incidental, or consequential and including natural resource damages, amounts paid in settlement and fines, interest, and penalties imposed or assessed by third parties).

"Managing Shareholders" means, collectively, Gunter Richtler and W. Barry Girling, both officers, directors, and significant shareholders of the Company.

"Phillips" means Carey M. Phillips, a Florida resident and the General Partner of Investor, and includes his successors in interest (by operation of law or otherwise).

"Proceeding" means an audit, claim, action, demand, inquiry, lawsuit, proceeding, or investigation by a third party or governmental authority (whether formal or informal, pending, threatened, or completed, or civil, criminal, or administrative), and includes asserted claims and assessments and trial, appellate, mediation, arbitration, bankruptcy, and administrative proceedings of every kind.

"Put Option" means the put option granted Investor pursuant to section 2.6 of the Stock Purchase Agreement.

"SailTech Shares" means the 7,500,000 shares of Common Stock to be redeemed by the Company pursuant to this Agreement.

"Stock Purchase Agreement" means the Stock Purchase Agreement executed on August 31, 2001, by Investor, Phillips, the Company, the Subsidiaries, and the Shareholders.

"Subsidiaries" means SailTech Design, Inc., a Florida corporation, and SailTech Design, Inc., a British Columbia corporation, each a party to this Agreement and a direct or indirect wholly owned subsidiary of the Company, and includes their respective successors in interest (by operation of law or otherwise).

"Surety" or "Sureties" have the meanings specified in section 12 of this Agreement.

"Transactions" means the redemption of the SailTech Shares by the Company, the release of certain liens held by Investor on the collateral of the Company and SDIBC and the other transactions contemplated by this Agreement.

B. Other Recurring Words. As used throughout this Agreement, (1) the words "consent" and "approval" are synonymous, (2) the word "including" is always without limitation, (3) neuter words should be construed to include correlative feminine and masculine words, (4) words in the singular number include words in the plural number and vice versa, and (5) the following uncapitalized words and terms have the definitions attributed to them:

"affiliate" means, with respect to any specified person, (1) any person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the specified person pursuant to that or another person's direct or indirect possession of the power to direct or cause the direction of the management and policies of a person, whether by contract, through trust powers, the ownership of voting stock, a membership interest or a partnership interest, or otherwise, (2) any person who, directly or indirectly, possesses the sole or shared power to direct the voting or disposition of 10% or more of any class of equity interests or securities of the specified person, (3) any officer, director, trustee, manager or general partner of the specified person, (4) any person of which the specified person is an officer, director, trustee, manager, general partner or holder, directly or indirectly, of the sole or shared power to direct the voting or disposition of 10% or more of any class of equity interests or securities of that person, (5) any spouse of the specified person, any relative of the specified person or the specified person's spouse who resides in the home of the specified person and any child, parent, or sibling of the specified person or the specified person's spouse (whether or not the person resides in the home of the specified person), and (6) any trust principally for the benefit of the specified person, any person described in the preceding clause (5) or any combination of the persons described in this clause (6).

"costs," when used in reference to Losses, a Proceeding, an Indemnified Proceeding, or any contribution, indemnification, expense advancement or reimbursement provided in this Agreement, includes the reasonable fees, costs, and expenses of experts, attorneys, mediators, arbitrators, investigators, collection agents, and supersedeas bonds that are incurred in connection with settling, defending, prosecuting, administering, investigating, preparing to defend or prosecute, or participating in (as a party, witness, or otherwise) any Proceeding, including trial, appellate, mediation, arbitration, bankruptcy, and administrative proceedings.

"days" means calendar days, including Sundays, Saturdays, and holidays.

"governmental authority" includes a government, a central bank, a public body or authority, and any governmental body, agency, authority, department, or subdivision, whether domestic or foreign or local, state, regional, or national.

"law" includes a local, state, or national code, rule, treaty, statute, ordinance, or regulation and the common law arising from final, non-appealable decisions of governmental authorities and state or federal courts in the United States of America.

"order" includes an order, decree, ruling, judgment, or injunction.

"person" includes a group, trust, syndicate, corporation, cooperative, association, partnership, business trust, joint venture, limited liability company, unincorporated organization, and governmental authority, as well as a natural person and two or more natural persons who agree to act in concert for any particular purpose.

"subsidiary" means in reference to any particular party, a corporation with respect to which the party either (1) is required to consolidate the reporting of its financial information in accordance with generally accepted accounting principles, or (2) is a beneficial owner of either at least 20% of any class of the corporation's securities or securities of the corporation representing at least 20% of the voting power of all the corporation's outstanding securities that are entitled to vote in the election of its directors.

C. Rights of Third Parties. Nothing in this Agreement, whether express or implied, is intended or should be construed to confer or grant to any person, except the parties to this Agreement and their authorized assignees and successors in interest (by operation of law or otherwise), any claim, right, remedy, or privilege under, or because of this Agreement or any provision of it. This Agreement inures to the benefit of, and is binding on, the assignees and successors in interest of the parties to it.

D. Execution and Effectiveness. The parties may execute this Agreement in counterparts. Each executed counterpart of this Agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement. This Agreement will be effective as of the Closing Date when the payments required under sections 4 and 9 are received by Investor.

E. Direct or Indirect Action. When any provision of this Agreement requires or prohibits a person from taking a particular action, the provision applies regardless of whether the action is taken directly or indirectly by the person.

F. Headings; References. The headings preceding the text of the articles and sections of this Agreement are solely for convenient reference and neither constitutes a part of this Agreement nor affects its meaning, interpretation, or effect. Unless otherwise expressly stated, all references in this Agreement to an article, section, or exhibit are to an article, section, or exhibit of this Agreement.

G. Severability. Whenever possible, each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law. If a provision of this Agreement is held by a court to be invalid or unenforceable under applicable law, however, that provision will be deemed separable from the remaining provisions of this Agreement and will not affect the validity or interpretation of the other provisions of this Agreement or the application of that provision to other circumstances in which it is valid and enforceable.

H. Governing Laws. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions.

I. Survival. The representations, warranties, and obligations of the parties under this Agreement will survive the closing of the Transactions but not the rescission or termination of this Agreement.

2. Closing.

The closing of the Transactions will take place at the law offices of Glenn Rasmussen Fogarty & Hooker, P.A., 100 South Ashley Drive, Suite 1300, Tampa, Florida 33602, at 10:00 o'clock a.m. Tampa, Florida time, on September 13, 2002, (the "Closing Date").

3. Redemption of Shares.

On the Closing Date, the Company shall redeem all the SailTech Shares that have been presented to the Company by Investor pursuant to the Investor's exercise of the Put Option. Investor further agrees that it releases its security interest in the collateral of the Company and SDIBC, but not SDIF, under the Security Agreement.

4. Payment by the Company.

The Company will pay to Investor, by certified check, $25,000 at the Closing in full satisfaction of its obligation to Investor resulting from the exercise by Investor of the Put Option and the release by Investor of his security interest in the tangible and intangible assets of the Company and SDIBC, but not SDIF.

5. Representations and Warranties of Investor

Investor represents and warrants to the Company that (a) it was the sole record and beneficial owner of the SailTech Shares before it exercised the Put Option; and (b) Investor represents and warrants to the other parties that it has the sole right and exclusive authority to execute this Agreement on its behalf.

6. Representations and Warranties of Company, Subsidiaries, and Managing Shareholders.

Each of the Company, the Subsidiaries, and the Managing Shareholders represents and warrants to Investor that:

(a)   Execution, delivery, and performance of this Agreement by the Company, the Subsidiaries, and the Managing Shareholders, including especially the Company's redemption of the SailTech Shares, have been duly authorized by all requisite corporate action, and no other action on the part of the Company, the Subsidiaries, or the Managing Shareholders is necessary to consummate the Transactions;

(b)  The execution, delivery, and performance of this Agreement by the Company and the Subsidiaries will not violate any law, conflict with their respective bylaws or articles of incorporation, require any notice to, filing or registration with, or consent, license, approval, or authorization of, any governmental authority, the shareholders of the Company, or any other person;

7. Conditions Precedent of Company, Subsidiaries, and Managing Shareholders.

The obligations of the Company, the Subsidiaries, Managing Shareholders under this Agreement are subject to the following conditions precedent, each of which must be satisfied on or before the Closing Date, unless waived in writing by the Company:

(a)   The representations and warranties made by Investor in this Agreement must be true on the Closing Date, as if made on that date; and

(b)   Investor must have performed each obligation required by this Agreement to be performed by it on or before the Closing Date.

8. Conditions Precedent of Investor.

The Investor's obligations under this Agreement are subject to the following conditions precedent, each of which must be satisfied on or before the Closing Date, unless waived in writing by the Investor:

(a)   The representations and warranties made by the Company, the Subsidiaries, and the Managing Shareholders, in this Agreement must be true on the Closing Date, as if made on that date; and

(b)   The Company, the Subsidiaries, and the Managing Shareholders must have performed each obligation required by this Agreement to be performed by each of them on or before the Closing Date.

(c)   The Shareholder Agreement entered into on September 12, 2001 among the Company and certain shareholders of the Company is terminated.

9. Transaction Expenses.

Each party shall pay its own expenses (including attorneys' fees and expenses) in connection with the transactions contemplated by this Agreement and shall indemnify the other parties against those expenses, except that the Company shall reimburse Investor at the Closing the amount of $6,000 to cover certain of its legal expenses in connection with the preparation of this Agreement and related matters. Notwithstanding the foregoing, the Company agrees to pay to Investor and Phillips, as incurred, any legal fees and expenses that each of them incurs in connection with any claim or proceeding regarding the enforceability of this Agreement.

10. Release by Company, Subsidiaries, and Managing Shareholder.

Except for new obligations that arise as a result of the execution of this Agreement, the Company, the Subsidiaries, and the Managing Shareholders for and on behalf of themselves, their heirs, estates, agents, assigns, insurers, officers, directors, affiliates, principals, shareholders, representatives, subsidiaries, parent corporations, successors in interest, and predecessors in interest, fully and forever acquit, release, and discharge each of the Investor and Phillips and each of their present and former heirs, estates, agents, assigns, officers, directors, insurers, affiliates, principals, representatives, shareholders, subsidiaries, parent corporations, successors in interest, and predecessors in interest, of and from any and all claims, demands, damages, liabilities, obligations, indebtedness, lawsuits, and causes of action, whether in equity or under statutory or common law, whether known, unknown, choate, inchoate, alleged, disputed, direct, indirect, or contingent, that the Company, the Subsidiaries, the Managing Shareholders , individually, collectively, or derivatively, in their personal or representative capacities, had, now has, or might have at any time in the future against any of the foregoing persons arising out of any act, fact, event, conduct, omission, inaction, condition, circumstance, or agreement that occurred at any time on or before the Execution Date, including without limitation any act, omission, inaction, or decision by Phillips as an officer and director of the Company and the Subsidiaries. Notwithstanding the foregoing, this release will not apply to Phillips if a court of competent jurisdiction determines that he has breached his duty of loyalty to the Company. The Company, the Subsidiaries, and the Managing Shareholders acknowledge that the release set forth in this section is a general release, and they expressly waive and assume the risk of any and all claims for damages that exist as of the Execution Date and fall within the scope of the release, but which the Company, the Subsidiaries, or the Managing Shareholders, as applicable, do not know or suspect to exist, whether through error, omission, ignorance, oversight, negligence, concealment, or otherwise, but, if known, would materially affect any of their decisions to enter into this Agreement.

11. Release by Investor.

Investor acknowledges that the redemption of the SailTech Shares pursuant to the provision of this Agreement is in full satisfaction of, and is intended to remedy the default by the Company in the amount of $5,625,000 pursuant to its exercise of the Put Option. The foregoing settlement and compromise is subject to the Transactions and the provisions of this Agreement not being successfully challenged by any shareholder of the Company or the Subsidiaries or any other person. If the releases set forth in section 10 are successfully challenged, the release in this section 11 will immediately become null and void, and the obligation of the Company to pay to Investor the amount of $5,625,000, less the amount of the $25,000 payment under this Agreement, that is cancelled as described in section, 3 and 4 will be reinstated with interest payable on demand at the annual rate of ten percent from the Execution Date until that indebtedness has been paid in full. In addition, the Warrant Certificate that is cancelled as described in section 15 and the License Agreement that is cancelled as described in section 18 will be reinstated.

12. Indemnification.

A. Indemnification of Investor. The Company, each of the Subsidiaries, and each of the Managing Shareholders (together, the "Sureties" and individually, a "Surety") jointly and severally shall defend, indemnify, and hold harmless Investor, Phillips, and their respective heirs, partners, assignees, and successors in interest by operation of law or otherwise (individually, a "Beneficiary") from any and all Losses that are paid, incurred, or suffered by any of them primarily as a result of any of the following (individually, an "Indemnified Loss" and collectively, "Indemnified Losses"):

(1)   A breach of any warranty made by the Company, the Subsidiaries, or any of the Managing Shareholders in section 6 of this Agreement;

(2)   A failure of the Company, a Subsidiary, or any of the Managing Shareholders, to pay or perform any of their respective obligations under this Agreement when due;

(3)   An inaccuracy in any representation or warranty made by the Company, a Subsidiary, or any of the Managing Shareholders, in section 6 of this Agreement or in any list, exhibit, schedule, certificate, or other document delivered to Investor or Phillips in connection with this Agreement;

(4)   An omission of a material fact in any representation or warranty made by the Company, a Subsidiary, or any of the Managing Shareholders in this Agreement or in any list, exhibit, schedule, certificate, or other document delivered to Investor or Phillips in connection with this Agreement, which material fact is necessary to make the statements made in the representation or warranty not misleading, in light of the circumstance under which they were made;

(5)   Any liability, obligation, or indebtedness of the Company, any predecessor of the Company or SDIBC, and any liability, obligation, or indebtedness of SDIF that existed as of September 12, 2001, or arose after that date from the conduct on or before September 12, 2001, of the business of SDIF or any business of a predecessor of SDIF;

(6)   Any removal, remedial response, or corrective action pursuant to any environmental law, or in connection with the clean up, removal, assessment, investigation, containment, remediation, restoration, or monitoring of any noise, odor, pollution or contamination of the air, soil, surface water, ground water, or other elements of the environment, that relates to, arises out of, or is attributable to any acts, events, omissions, and conditions existing or occurring on or before September 12, 2001, with respect to the Company, any of the Subsidiaries, any property now or previously owned by any of them, or any business operations of the Company, the Subsidiaries, or any of the predecessors of the Company or a Subsidiary; and

(7)   Any Proceeding that constitutes or might result in a loss, is incident to any of the foregoing, or that relates to, or arises in any manner out of, the conduct on or before September 12, 2001, of the business of the Company, any Subsidiary, or any predecessor of the Company or a Subsidiary, including the following:

(a)   any claim or litigation by a past or present employee or stockholder of the Company, a Subsidiary, any of their respective affiliates, or any predecessor of the Company or a Subsidiary based on the execution and performance of this Agreement;

(b)   any product liability or warranty claim attributable to any product or component of a product that was processed or manufactured by the Company, SDIF, SDIBC, or any predecessor of the Company, SDIF or SDIBC;

(c)   any product liability or warranty claim attributable to any product or component of a product that was processed or manufactured on or before September 12, 2001, whether sold on, before, or after September 12, 2001; and

(d)   any claim by a finder, broker, financial advisor, investment banker, or other intermediary for a fee, commission, or other remuneration with respect to this Agreement or the Transactions based on services allegedly performed for or at the behest of the Company, any Subsidiary, or any Managing Shareholder.

B. Reimbursement. The Sureties shall promptly reimburse a Beneficiary on demand for any and all costs (as defined in section 1.B of this Agreement) that are incurred by the Beneficiary in connection with investigating, preparing to defend, settling, or defending any Proceeding that is subject to indemnification under this section 12, whether or not a Beneficiary is a party or potential party to it.

C. Contribution. If the indemnification or advancement and reimbursement of costs provided in this Agreement is either unavailable to any Beneficiary for any reason or insufficient to hold a Beneficiary harmless to the extent contemplated by this Agreement, then each Surety otherwise obligated to provide the indemnification or reimbursement of costs shall contribute to the Beneficiary pro rata the amount paid or payable by the Beneficiary for which indemnification reimbursement of costs is unavailable or insufficient.

If the foregoing contribution is not permitted by applicable law, the Sureties shall contribute to the amount paid or payable by the Beneficiary for which indemnification or reimbursement of expenses is unavailable or insufficient an amount that is appropriate to reflect their relative fault in the event, matter, proposal, or transaction for which indemnification and reimbursement of expenses is unavailable or insufficient.

D. Payment of Indemnification Claims. The Sureties shall pay every indemnification claim, without any set-off, defense, deduction, or counterclaim, within 20 days after their receipt of written notice of the indemnification claim from a Beneficiary, unless the validity or amount of the indemnification claim is disputed by the Surety or the indemnification claim pertains to a Proceeding that is subject to a defense, in which case the Surety shall pay the indemnification claim within 30 days after the amount or validity of the indemnification claim is finally determined. However, the preceding sentence does not affect the Sureties' obligation to advance or promptly reimburse a Beneficiary for costs incurred by the Beneficiary in connection with the defense of any Proceeding. If a Beneficiary is entitled to indemnification under this Agreement for only a portion of a loss, the Sureties shall indemnify the Beneficiary for that portion of the Indemnified Loss. If a Beneficiary pays an Indemnified Loss with the approval of a Surety, or if a Beneficiary becomes legally obligated to pay an Indemnified Loss, the Sureties shall reimburse the Beneficiary for the Indemnified Loss, or pay it on behalf of the Beneficiary, in accordance with this Agreement within 20 days after the date when the Beneficiary notifies the Sureties of its request for payment or reimbursement of the Indemnified Loss. The obligations of the Sureties under this Agreement are absolute, irrevocable, and unconditional, are not subject to any set-off, defense, deduction, or counterclaim based on a claim that any Surety might have against any Beneficiary and are not limited or affected in any way by any other agreement, any right of audit or investigation granted to Investor or Phillips by the Company, the Subsidiaries, or the Managing Shareholders, or any information obtained by Investor or Phillips or available to it or him as a result of exercising any right of audit or investigation, whether before or after the Execution Date. Every amount paid to a Beneficiary by or on behalf of a Surety pursuant to an indemnification claim will be treated by the parties to this Agreement as an adjustment of the purchase price for the SailTech Shares. The Sureties jointly and severally shall pay to a Beneficiary, on demand, interest on the amount of any Indemnified Loss that is not paid when due, from the date when due until paid, at the annual rate then provided by Florida law for the payment of interest on judgments.

E. Defense of Third-Party Claims. A Surety is entitled to employ at its own cost and expense separate counsel and participate at its own cost and expense in the defense of any Proceeding for which a Beneficiary has requested or is entitled to indemnification or reimbursement of reasonable costs pursuant to this Agreement, or, at the request of that Beneficiary, shall assume the defense of the Proceeding with legal counsel selected by the Surety, but reasonably satisfactory to that Beneficiary.

If a Surety assumes the defense of any Proceeding, the Sureties jointly and severally shall reimburse the Beneficiaries for all costs incurred by them in connection with the Proceeding before the Sureties assumed control of the defense of it, and the Beneficiaries may elect to participate in the defense of the Proceeding at their own cost with legal counsel selected by them in their sole discretion. However, any party who elects to participate at its own cost in the defense of any Proceeding for which a Beneficiary has requested, or intends to request, indemnification or the advancement and reimbursement of costs under this Agreement shall cooperate, and shall cause its legal counsel to cooperate, in defending the Proceeding with the party who is responsible for controlling the defense of the Proceeding and its legal counsel.

Even if the Sureties assume the defense of a Proceeding, a Beneficiary will be entitled to jointly control the defense, compromise, and settlement of the Proceeding at the expense of the Sureties, if any of the following conditions or circumstances exist: (i) the Sureties have agreed to pay the fees and expenses of the Beneficiary's separate counsel; (ii) a court having jurisdiction rules that the Sureties have failed or are failing to defend the Proceeding, in which case the Beneficiary will be entitled to assume control of the defense of the Proceeding and the Sureties shall pay the reasonable fees and expenses of the separate counsel employed by the Beneficiary for that purpose; or (iii) a Beneficiary reasonably determines based on the advice of outside counsel that having common counsel with the Sureties would present an actual conflict of interest under applicable principles of legal ethics, in which case the Beneficiary may employ separate counsel to represent or defend it in the Proceeding, and the Sureties shall pay the reasonable fees and expenses of not more than one separate counsel in addition to local counsel for the Beneficiary in connection with any single Proceeding or separate but related or similar Proceeding involving claims arising out of the same general allegations or circumstances.

If a Beneficiary employs separate counsel and participates in a Proceeding for which the Surety has assumed the defense, the Beneficiary shall cooperate and shall cause its legal counsel to cooperate, with the Surety and its legal counsel in the defense of the Proceeding assumed by the Surety. If the Surety does not assume the defense of a Proceeding for which a Beneficiary has requested indemnification, or if the Surety is otherwise obligated to pay the fees and costs of any separate counsel employed by a Beneficiary to defend or represent it in a Proceeding, each Beneficiary who is entitled to employ separate counsel to defend or represent it in the Proceeding at the expense of the Surety shall obtain the Surety's advance written approval of the legal counsel to be engaged by the Beneficiary to defend or represent it in the Proceeding (which the Surety shall not unreasonably delay or withhold).

F. Settlement of Claims. The Sureties shall not, and they shall not permit any of their respective agents, officers, directors, employees, or shareholders to, settle, compromise, or admit civil liability in any pending or threatened Proceeding for which a Beneficiary has requested or is entitled to indemnification under this Agreement, unless either (a) the Sureties obtain the advance written consent of every Beneficiary who requested or is entitled to indemnification or advancement and reimbursement of costs pursuant to this Agreement (which consent they shall not unreasonably delay or withhold) or (b) the settlement, compromise, or admission of civil liability includes the unconditional release of all the Beneficiaries from all liability arising out of the Proceeding.

13. Termination.

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated, and the Transactions abandoned by all the parties to this Agreement, at any time on or before the Closing Date, whether or not this Agreement is approved by any lender, third party, or the directors or shareholders of the Company or any Subsidiary:

(a)   By a written agreement of Investor and the Company;

(b)   By Investor, if any representation or warranty of the Company, the Subsidiaries, or the Managing Shareholders in this Agreement is inaccurate in any material respect as of the Execution Date or as of the Closing Date, or if the Company, either of the Subsidiaries, or any of the Managing Shareholders breach in any material respect any obligation that is required by this Agreement to be performed or satisfied by any of them on or before the effective date of the termination and the breach is not cured within ten days after Investor gives them written notice of the breach;

(c)   By Investor, if any event or circumstance exists or has occurred that makes it impossible to satisfy on the Closing Date any condition precedent to its obligation to close the Transactions that is set forth in section 8 and has not been waived in writing by it, or if any condition precedent to its obligation to close the Transactions that is set forth in section 8 has not been satisfied or waived by it on or before the Closing Date, but only in each case if Investor has not otherwise breached in any material respect any of its warranties, obligations, or representations under this Agreement and the inability or failure to satisfy the condition precedent is not attributable to the action or inaction of Investor;

(d)   By the Company, if any representation or warranty of Investor in this Agreement is inaccurate in any material respect as of the Execution Date or as of the Closing Date, or if Investor breaches in any material respect any obligation that is required by this Agreement to be performed or satisfied by it on or before the effective date of the termination and the breach is not cured within ten days after the Company gives Investor notice of the breach;

(e)   By the Company, if any event or circumstance exists or has occurred that makes it impossible to satisfy on the Closing Date any condition precedent to its obligation to close the Transactions that is set forth in section 7 and has not been waived by it, or if any condition precedent to its obligation to close the Transactions that is set forth in section 7 has not been satisfied or waived by it on or before the Closing Date, but only in each case if none of the Company, the Subsidiaries, or the Managing Shareholders has not otherwise breached in any material respect any of its respective warranties, obligations, or representations under this Agreement and the inability or failure to satisfy the condition precedent is not attributable to the action or inaction of the Company, a Subsidiary, or any of the Managing Shareholders;

Termination of this Agreement by any party pursuant to clauses (b) through (e) above will be valid only if a notice of termination signed by or on behalf of the party electing the termination is provided to all the other parties to this Agreement. Termination of this Agreement in accordance with clause (a) above will be effective as of the date specified in the parties' written agreement of termination. Termination of this Agreement pursuant to any other clause above will be effective when the notice of termination is given to the other parties to this Agreement by the party electing the termination.

14. Effect of Termination by Company.

If this Agreement is terminated by the Company for any reason, Investor shall have the unconditional right to acquire from the Company within 60 days of the date of termination, 7,500,000 shares of common stock of the Company at the price of $.001 per share (the "Breakup Shares"). The Breakup Shares shall have full anti-dilution and registration rights, consistent with the rights granted to Investor under the Stock Purchase Agreement and the exhibits thereunder. This remedy is in addition to any other remedy to which Investor is entitled under this Agreement, in law or in equity as a result of termination of this Agreement.

15. Cancellation of Warrant.

Effective as of the Closing, the Warrant Certificate issued by the Company to Investor as of September 12, 2001, will be of no further force and effect.

16. Cancellation of Option.

Effective as of the Closing, the Stock Option Agreement issued by the Company to Investor as of September 12, 2001, will be of no further force and effect.

17. Cancellation of Security Agreement.

Effective as of the Closing, the Security Agreement executed on September 12, 2001 by Investor, Phillips, the Company, SDIF and SDIBC will be of no further force and effect solely with respect to the Company and SDIBC, but not with respect to SDIF.

18. Cancellation of License Agreement.

Effective as of the Closing, the License Agreement executed on September 12, 2001 by Investor, the Company, SDIF and SDIBC will be of no further force and effect.

19. Voluntary Acceptance of Agreement.

In entering into this Agreement, the parties acknowledge and represent that they have had the opportunity to seek the advice of attorneys of their own choosing if so desired and, to the extent that any party did not seek legal advice, it did so knowingly and voluntarily. The parties acknowledge and represent that the terms of this Agreement are fully understood and voluntarily accepted by them.

20. Binding Effect.

This Agreement shall inure to the benefit of, and be binding on, the parties and their respective heirs, agents, assigns, attorneys, representatives, predecessors in interest, and successors in interest.

21. Attorneys' Fees and Costs to Enforce Agreement.

In any mediation, arbitration, or litigation arising out of this Agreement or the Transactions, the losing party or parties shall reimburse the prevailing party or parties, on demand for all costs (as defined in section 1.B) incurred by them in connection with mediation, arbitration, or litigation.

22. Authorship.

Each of the parties has jointly participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties to it, and no presumptions or burdens of proof will arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

23. Agreement to Cooperate.

The parties shall cooperate with each other, including providing or signing necessary consents, representations, or documents to carry out the intent and purpose of this Agreement and to consummate the Transactions.

24. Integration.

This Agreement records the entire understanding among the parties with respect to the subject matter of it and supersedes any other previous or contemporaneous agreement, understanding, or representation, oral or written, by any of the parties.

25. Waiver and Amendment.

An amendment, modification, or termination of this Agreement will be valid and effective only if it is in writing and signed by or on behalf of each party to this Agreement. In addition, a waiver of any provision of this Agreement will be valid and effective only if it is signed by the party against whom it will be enforced; and a written waiver of any provision of this Agreement will not operate as a waiver of any other provision, a waiver of a succeeding application of the provision, or a waiver of the provision itself.

26. Assignment.

This Agreement is not assignable by any party without the advance signed written consent of every other party, which it may refuse in its sole discretion, and any attempted assignment without the advance signed written consent of the parties will be invalid and unenforceable against a non-consenting party.

27. Public Announcements.

Investor, the Company, the Subsidiaries, and the Managing Shareholders shall not make any public statement or announcement concerning this Agreement or the Transactions without the advance written consent of each other party to this Agreement, except as required by law.

"COMPANY"
SAILTECH INTERNATIONAL, INC. 2964 63rd Avenue East Bradenton, Florida 34203 Telecopy: (941) 752-3275
ATTEST:	By: /s/ Gunter Richtler (SEAL) Gunter Richtler President
______________________________ Secretary
Executed: August ____, 2002
STATE OF FLORIDA COUNTY OF MANATEE

The foregoing Agreement was acknowledged before me on August 27, 2002 by Gunter Richtler, as President of SailTech International, Inc., a Nevada corporation, on behalf of the corporation. He produced a Florida drivers' license as identification.

/s/ Barbra H. Muffman Notary Public, State of Florida Notarial Stamp: [SEAL]

"SUBSIDIARIES"
SAILTECH DESIGN, INC., a Florida corporation 2964 63rd Avenue East Bradenton, Florida 34203 Telecopy: (941) 752-3275
ATTEST:	By: Gunter Richlter (SEAL) Name: Gunter Richtler Title: President
______________________________ Secretary
Executed: August ____, 2002
STATE OF FLORIDA COUNTY OF MANATEE

The foregoing Agreement was acknowledged before me on August ___, 2002 by ________________, as _____________ of SailTech Design, Inc., a Florida corporation, on behalf of the corporation. He produced a Florida drivers' license as identification.

____________________________________ Notary Public, State of Florida Notarial Stamp:

SAILTECH DESIGN, INC., a British Columbia corporation 1040-609 Granville Street Vancouver, B.C. V7Y 1G5 CANADA
ATTEST:	By: /s/ Gunter Richtler(SEAL) Name: Gunter Richtler Title: President
______________________________ Secretary
Executed: August ____, 2002
PROVINCE OF BRITISH COLUMBIA CITY OF VANCOUVER

The foregoing Agreement was acknowledged before me on August ___, 2002 by ________________, as _____________ of SailTech Design, Inc., a British Columbia corporation, on behalf of the corporation. He produced a Florida drivers' license as identification.

____________________________________ Name:______________________________ Notary Public, State of _________________ Notarial Seal or Stamp:

"MANAGING SHAREHOLDERS"
WITNESSES: /s/ Kimberly L. Smeltzer Name: Kimberly L. Smeltzer	/s/ Gunter Richtler GUNTER RICHTLER #209-230 Ash St. New Westminster, BC V3M 3M3 CANADA
Telecopy: [941] 704-2691
/s/ Lissette Rein	Executed: August ____, 2002
Name: Lissette Rein
STATE OF [FLORIDA] COUNTY OF _________________

The foregoing Agreement was acknowledged before me on August ___, 2002 by Gunter Richtler. He produced a _______________ drivers' license as identification.

____________________________________ Name:______________________________ Notary Public, State of _________________ Notarial Seal or Stamp:
WITNESSES: ______________________________ Name: ________________________	/s/ Barry Girling W. BARRY GIRLING 200-580 Hornby St. Vancouver BC V6C 3B6 CANADA
Telecopy: [__________]
______________________________
Name: ________________________	Executed: August 27, 2002
PROVINCE OF BRITISH COLUMBIA CITY OF VANCOUVER

The foregoing Agreement was acknowledged before me on August 27, 2002 by W. Barry Girling. He produced a BCDL3013907 drivers' license as identification.

/s/ Graham Carrothers Name:_Graham Carrothers Notary Public, State of _________________ Notarial Seal or Stamp: [SEAL]

"INVESTOR"
PHILLIPS FAMILY LIMITED PARTNERSHIP c/o Darrell A. Jesse 600 Stevens Port Drive, Suite 105 Dakota Dunes, SD 57049 Telecopy: (605) 232-8931
WITNESSES:	By:	/s/ Carey M. Phillips Carey M. Phillips General Partner
/s/ Sharon K. Phillips Name: Sharon K. Phillips		Executed: August 29, 2002
______________________________ Name: ________________________
STATE OF FLORIDA COUNTY OF MANATEE

The foregoing Agreement was acknowledged before me on August ___, 2002 by Carey M. Phillips, as General Partner of Phillips Family Limited Partnership, on behalf of the partnership. He produced a Florida drivers' license as identification.

____________________________________ Notary Public, State of Florida Notarial Stamp:

WITNESSES:	By:	/s/ Carey M. Phillips Carey M. Phillips
/s/ Sharon K. Phillips Name: Sharon K. Phillips	Executed: August 29, 2002
______________________________ Name: ________________________
STATE OF FLORIDA COUNTY OF MANATEE

The foregoing Agreement was acknowledged before me on July ___, 2002 by Carey M. Phillips, a Florida resident, on behalf of the partnership. He produced a Florida drivers' license as identification.

_______________________________ Notary Public, State of Florida Notarial Stamp: